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                                                                    Exhibit 99.2

                                 March 16, 2000

TO:     PARTICIPANTS IN THE RESOURCE BANCSHARES
        MORTGAGE GROUP, INC. DIVIDEND REINVESTMENT PLAN

Dear Plan Participants:

     The Resource Bancshares Mortgage Group, Inc. Dividend Reinvestment and Stock Purchase Plan is no longer accepting optional cash payments. Enclosed is a revised Prospectus for the plan which has been re-named the Resource Bancshares Mortgage Group, Inc. Dividend Reinvestment Plan (the "Plan").

     The enclosed Prospectus more specifically details all of the features of the Plan, as amended. You should read the Prospectus thoroughly to make sure that you are aware of all current information relating to the Plan.

     If you have any questions, contact EquiServe at (800) 446-2617 or (201) 324-0498 or RBMG's shareholder relations department at (803) 741-3000 or (800) 933-2890.

                                          Sincerely,

                                          /s/ Douglas K. Freeman
                                          Chief Executive Officer